Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-255191, 333-214582) and Form S-3 (No. 333-268150) of Global Net Lease, Inc. of our report dated February 23, 2023 relating to the financial statements of The Necessity Retail REIT, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 12, 2023